                                                                    Exhibit 99.1


NEWS RELEASE                               For Additional Information Contact:
                                           Paul M. Drewek, CFO
FOR IMMEDIATE RELEASE                      (920) 727-8566
                                           Richard C. Fischer, CEO
                                           (920) 727-8551


                   OUTLOOK GROUP REPORTS FIRST QUARTER RESULTS

NEENAH, WIS., SEPTEMBER 22, 2004.....Outlook Group Corp. (Nasdaq: OUTL) today reported net sales of $17,207,000 for the first quarter ended August 28, 2004, an increase from sales of $17,061,000 for the first quarter of the prior year. Net earnings were $703,000 or $0.21 per diluted share for the first quarter of fiscal 2005, compared to a net loss of $207,000 or ($0.06) per diluted share for the same period in the prior year.

"We continued our steady improvement in the first quarter. Among other factors, the significant increase in earnings reflected the gains in production efficiency we are realizing as a result of the investments we made last year in new equipment and training for several major long-term projects. We also completed a number of profitable one-time projects in the first quarter," said Joseph J. Baksha, president and chief operating officer of Outlook Group.

"Although the industry environment continues to be very challenging, our strategy to differentiate Outlook Group by offering a complete portfolio of supply chain management solutions has proven to be very successful. We added several new long-term agreements in the first quarter, including a five-year agreement for the production of Cool Qube(TM) high-end tissue boxes developed by Trinova Design," said Baksha. "Including the new business, long-term agreements now account for approximately 75% of our total annualized sales."

Baksha said that while the company's focus is on supply chain management solutions, printing continues to be a foundation of the business. "Our high quality printing capabilities were recently recognized by the `Benny' we received in the 2004 Premier Print Awards for our new corporate capabilities brochure. This is the graphic arts industry's largest and most prestigious worldwide print competition," he noted.


                                     -more-

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Page 2

Outlook Group Corp. is a printing, packaging and direct marketing company offering a variety of related services to clients in markets including contract packaging, collateral information management and distribution, direct marketing components and services, packaging components and materials and specialty print related services. The company leverages its core competencies by cross-selling services to provide a single-source solution for its clients.


The discussions of potential future occurrences and operations, and other statements in the future tense or using terms such as "believe," "expect," or "anticipate," in this press release are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those anticipated. Outlook's periodic filings with the Securities and Exchange Commission discuss a number of other factors which may affect Outlook's future operations, including: possible changes in customer relationships; financing needs to support our relationships; possible termination of contracts, including long-term contracts; the need to complete the transitions to the new customer contracts, and the need to achieve and maintain satisfactory performance thereunder; potential inability to achieve expected cost savings or delays in their achievement; changes in project mix and timing; the effects of industry competition, overcapacity and acquisition activity; slowdowns in general market and economic conditions, and changes in other world and national conditions; and the possible need for future capital investments or equipment enhancements, and related financing. Readers are urged to consider these factors carefully in evaluating the forward-looking statements.



                                     -more-


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Page 3

                               OUTLOOK GROUP CORP.
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
           -----------------------------------------------------------
               (in thousands, except share and per share amounts)

                                                              THREE-MONTH PERIOD ENDED
                                                              ------------------------
                                                      AUGUST 28, 2004        August 30, 2003
                                                      ---------------        ---------------
Net sales                                               $   17,207            $   17,061
Cost of goods sold                                          13,588                14,548
                                                        ----------            ----------
    Gross profit                                             3,619                 2,513
Selling, general and administrative expenses                 2,576                 2,846
                                                        ----------            ----------
Operating profit                                             1,043                  (333)

Other income (expense):
    Interest expense                                           (44)                  (49)
    Interest and other income                                  144*                   45
                                                        -----------           ----------
Earnings from operations before
    income taxes                                             1,143                  (337)
Income tax expense                                             440                  (130)
                                                        ----------            -----------

    Net earnings (loss)                                 $      703            $     (207)
                                                        ==========            ===========

Net earnings (loss) per common share:
    Basic and Diluted                                   $     0.21            $    (0.06)
                                                        ==========            ===========
Weighted average number of shares
    outstanding:
    Basic                                                3,385,477             3,363,082
                                                        ==========            ===========
    Diluted                                              3,413,328             3,363,082
                                                        ==========            ===========

* Includes a $140,000 gain on the sale of equipment


              SELECTED CONSOLIDATED BALANCE SHEET DATA (UNAUDITED)
                             (Dollars in thousands)

                                          AUGUST 28, 2004        August 30, 2003
                                          ---------------        ---------------
Ratio Analysis
Total current assets                         $   25,040              $   23,273
Total current liabilities                         8,082                  12,818
Total long term debt (including
     current maturities)                          4,225                   7,000
Shareholders' equity                             31,361                  30,000
Current ratio                                      3.10                    1.82
Debt to total capitalization                       11.9%                   18.9%




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